Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and the use of our reports dated March 17, 2014, in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-196089) and related prospectus of AcelRx Pharmaceuticals, Inc. for the registration of up to $150,000,000 of its common stock, preferred stock, debt and warrant securities, and registration of up to 3,070,000 shares of its common stock to be sold by the selling stockholders.

/s/ Ernst & Young LLP

Redwood City, California

June 6, 2014